Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2017 (May 12, 2017 as to the effects of the Series G and G’ Stock financing described in Not 16; January 29, 2018 as to the effects of the Charter Amendment described in Note 16) relating to the consolidated financial statements of Cardlytics, Inc. and its wholly-owned subsidiary appearing in the Prospectus, which is a part of the Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-222531).

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 9, 2018